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                                                                   EXHIBIT 99.3


No. of Shares_________________                       Date of Grant______________

                           1995 EQUITY INCENTIVE PLAN

          Nonqualified Stock Option Agreement to Acquire FelCor Shares

         WHEREAS, [INSERT OPTIONEE'S NAME] (the "Optionee") was issued an option nder the Bristol Hotel Company Amended and Restated 1995 Equity Incentive Plan ("Prior Plan") prior to July 27, 1998 ("Prior Option") to acquire shares of common stock of Bristol Hotel Company ("Prior Shares"); and

         WHEREAS, this nonqualified stock option ("Option") has been issued, effective July 28, 1998, under the second amendment and restatement of the Prior Plan as the FelCor Lodging Trust Incorporated Second Amended and Restated 1995 Equity Incentive Plan ("Plan"), which amendment and restatement was effective July 27, 1998 and was effected primarily to reflect and to take into account the Spin-Off of Bristol Hotels & Resorts ("BHR"), and the Merger of Bristol Hotel Company into FelCor Lodging Trust Incorporated (the "Corporation") (BHR or the Corporation being sometimes referred to herein as the "Employer") and the resulting conversion of Prior Shares into BHR Common Stock and FelCor Common Stock; and

         WHEREAS, this Option is subject to the terms and conditions of the Plan (including, without limitation, all definitions), all of which terms and conditions are incorporated herein by reference; and

         WHEREAS, this Option is a continuation and replacement of the Prior Option with respect to the portion of the Prior Option which related to the acquisition of FelCor Common Stock and, to that extent, the Prior Option is null and void as of July 28, 1998; and

         WHEREAS, although this Option is a replacement and continuation of a portion of the Prior Option, for convenience, and in order to simplify the provisions of this Option, it is prepared in the form of a new option issued under the Plan; and

         WHEREAS, this Option is intended to be a nonqualified stock option.

         NOW, THEREFORE, the Corporation hereby grants to the Optionee this nonqualified stock option (the "Option") to purchase _______ shares of the FelCor Common Stock, par value $0.01 per share ("Common Stock"), at the exercise price of $_______ per whole share of Common Stock (the "Exercise Price"), and agrees to cause certificates for any shares of Common Stock or fractions thereof purchased hereunder to be delivered to the Optionee upon full payment of the Exercise Price, subject to the terms and conditions hereinafter set forth.

         1. Vesting of Option. (a) Unless terminated as hereinafter provided, the Option will become cumulatively exercisable to the extent of 25% of the shares of Common Stock covered thereby on _______ of 20___, 20___, 20___ and 20__, so long as the Optionee remains in the continuous full-time employ of the Employer. For the purposes of this Agreement, the continuous


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employment of the Optionee with the Employer will not be deemed to have been interrupted by a leave of absence specifically approved by the Board.

         (b) Notwithstanding the provisions of Section 1(a) hereof, the Option will, upon the death or disability of the Optionee, become vested and exercisable to the extent of 1.967% of the shares of Common Stock covered thereby for each full calendar month since the Date of Grant prior to the Optionee's death or disability. For purposes of this Agreement, "disability" means the Optionee's incapacity due to physical or mental illness substantially to perform his duties on a full-time basis for six consecutive months and within 30 calendar days after a notice of termination is thereafter given by the Employer the Optionee shall not have returned to the full-time performance of the Optionee's duties.

         (c) To the extent that the Option shall have become exercisable in accordance with the terms of this Section 1, it may be exercised in whole or in part from time to time thereafter and may be exercised for fractional shares of Common Stock.

         2. Payment of Exercise Price. The Exercise Price will be payable (i) in cash in the form of currency or check or other cash equivalent acceptable to the Corporation, (ii) by actual or constructive transfer to the Corporation of nonforfeitable, nonrestricted shares of Common Stock that have been owned by the Optionee for at least six months prior to the date of exercise, or (iii) by any combination of the foregoing methods of payment. Nonforfeitable, nonrestricted shares of Common Stock that are transferred by the Optionee in payment of all or any part of the Exercise Price shall be valued on the basis of their fair market value (as defined below) on the date of exercise. The requirement of payment in cash shall be deemed satisfied if the Optionee makes arrangements satisfactory to the Corporation with a broker that is a member of the National Association of Securities Dealers, Inc. to sell a sufficient number of the shares of Common Stock, which are being purchased pursuant to the exercise, so that the net proceeds of the sale transaction will at least equal the amount of the aggregate Exercise Price and pursuant to which the broker undertakes to deliver to the Corporation the amount of the aggregate Exercise Price not later than the date on which the sale transaction will settle in the ordinary course of business. For purposes of this Agreement, fair market value as of a given date means the greater of (A) the stated par value of the Common Stock or (B) the closing sale price per share of Common Stock as reported on the Composite Tape of the New York Stock Exchange on such date. If there are no transactions in shares of Common Stock on such date, the Market Value shall be determined as of the immediately preceding date on which there were transactions in Common Stock.

         3. Termination of Option. The Option will terminate automatically and without further notice on the earliest of the following dates:

         (a) 30 calendar days after the Optionee ceases to be an employee of the Employer for any reason other than death or disability or as described in
Section 3(b);

         (b) 90 calendar days after the Optionee ceases to be an employee of the Employer by reason of (i) termination of employment under circumstances determined by the Board to be for the


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convenience of the Employer as communicated to the Optionee in writing, or (ii)
retirement under a retirement plan of Employer (at the time of reference) at or after the earliest voluntary retirement age provided for in such retirement plan or retirement at an earlier age with the consent of the Board;

         (c) One year after the Optionee's death or disability if the Optionee dies or becomes disabled (i) while in the employ of the Employer, or (ii) within the period of 90 calendar days referred to in Section 3(b); or

         (d) Ten years from the Date of Grant.

In the event that the Optionee commits an act (i) of gross misconduct as set forth in the Employer's (at the time of reference) Employee Guidelines Manual or related publications or announcements (collectively the "Guidelines"), or (ii) that the Board has determined in good faith, by an affirmative vote of no less than 75% of the Board, that the Optionee has intentionally committed an act which is materially adverse to the Employer's (at the time of reference) or its subsidiaries' interests (collectively the "Cause"), the Option will terminate at the time such determination is made or, if later, upon delivery of written notice of such determination to the Optionee, notwithstanding any other provision of this Agreement or any other agreement or instrument to which the Employer (at the time of reference) is a party.

         4. Compliance with Law. The Corporation will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Option will not be exercisable if the exercise thereof would result in a violation of any such law.

         5. Transferability and Exercisability. Neither the Option nor any interest therein may be transferred by the Optionee except by will or the laws of descent and distribution, and the Option may not be exercised during the lifetime of the Optionee except by the Optionee or, in the event of his legal incapacity, by his guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

         6. Adjustments. The Board may make such adjustments in the Exercise Price and the number or kind of shares of stock or other securities covered by the Option that the Board determines to be required to prevent any dilution or expansion of the Optionee's rights under this Agreement that otherwise would result from any (a) stock dividend, stock split, combination of shares, recapitalization or similar change in the capital structure of the Corporation,
(b) merger, consolidation, separation, reorganization or partial or complete liquidation involving the Corporation, (c) extraordinary dividend or distribution to holders of Common Stock or (d) other transaction or event having an effect similar to any of foregoing. Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence occurs, the Board may provide in substitution of any or all of the Optionee's rights under this Agreement such alternative consideration as the Board may determine to be equitable under the circumstances.


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         7. Withholding Taxes. If the Employer is required to withhold any federal, state, local or foreign tax in connection with any exercise of the Option or other event contemplated hereby, the Optionee will pay the tax or make provisions that are satisfactory to the Employer for the payment thereof. The Optionee may elect to satisfy all or any part of any such withholding obligation by surrendering to the Employer a portion of the Common Stock that is issued or transferred to the Optionee upon the exercise of the Option, and the Common Stock so surrendered by the Optionee will be credited against any such withholding obligation at the fair market value of such shares on the date of such surrender as determined by the Board; provided, however, if the Optionee is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), such election will be subject to approval by the Board and all of the other applicable conditions of Rule 16b-3 promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act.

         8. Right to Terminate Employment and to Adjust Compensation. No provision of this Agreement will limit in any way whatsoever any right that the Employer (at the time of reference) may otherwise have to terminate the employment or adjust the compensation of the Optionee at any time.

         9. Relation to Other Benefits. Any economic or other benefit to the Optionee under this Agreement or the Plan will not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or similar benefit or compensation plan maintained by the Employer and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Employer.

         10. Employment with a Subsidiary. For purposes of this Agreement, employment with any corporation, partnership, joint venture, unincorporated association or other entity which is a subsidiary of the Employer will be deemed to be employment with the Employer.

         11. Amendment to Plan. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may adversely affect the number of shares of Common Stock to which this Option relates, the Exercise Price, the vesting schedule hereunder or the term of the Option without the Optionee's consent.

         12. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

         13. Entire Agreement. This Agreement (including any addendum hereto) supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter. This Agreement shall consist of this Agreement (and the Plan which is incorporated by reference), Addendum, if any, attached hereto, and Memorandum of Employment,


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if any, which is executed by both a duly qualified and authorized officer of the Employer, and the Optionee.

         14. Governing Law. This Agreement is made under, and will be construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.

         This Agreement is executed as of this ___ day of _________, 1998, to be effective as of the Date of Grant as a replacement and continuation of the portion of the Prior Option which, as redenominated, related to Common Stock.


                                            FELCOR LODGING TRUST INCORPORATED,


                                            ------------------------------------
                                            Thomas J. Corcoran, Jr.
                                            President and C.E.O.


The undersigned Optionee hereby acknowledges receipt of an executed original of this Agreement, and accepts the Option granted hereunder subject to the terms and conditions hereinabove set forth and, without limitation, acknowledges and agrees that the portion of the Prior Option which related to FelCor Common Stock is null, void and of no effect as of July 28, 1998.

                                            ------------------------------------
                                            [INSERT OPTIONEE'S NAME]



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